EXHIBIT 99.1

U.S. Physical Therapy, Inc.
Larry McAfee, Chief Financial Officer
Chris Reading, Chief Executive Officer
(713) 297-7000

U.S. Physical Therapy
 Announces 12 Clinic Group Acquisition

Houston, TX, December 1, 2016 – U.S. Physical Therapy, Inc. (NYSE: USPH), a national operator of outpatient physical therapy clinics, announced that the Company has just completed the acquisition of a 12 clinic group. USPH acquired a 60% interest with the physical therapy practice’s clinical owners retaining 40%. The business sees 90,000 plus patient visits per year and generates more than $10 million in annual revenue. The purchase price was $11.5 million.

Chris Reading, U.S. Physical Therapy Chief Executive Officer, said, “We are extremely pleased to complete this transaction with a very talented and capable group of partners. This practice has been recognized as National Physical Therapy Practice of the Year, similar to several other award winning practices which have elected in recent years to join our large and growing family of partnerships. We look forward to continuing our growth by attracting high quality owner-operators who want to maintain their identity and retain a significant ownership interest in their business, further supported by a very capable team dedicated to helping them grow and scale their brand and culture within the local communities they serve.”

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 540 outpatient physical therapy clinics in 42 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 21 physical therapy facilities for unaffiliated third parties, including hospitals and physician groups.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

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